Exhibit 10.5

RBC CAPITAL MARKETS

ROYAL BANK OF CANADA

Three World Financial Center

200 Vesey Street

New York, New York 10281

COMMITMENT LETTER

REVOLVING CREDIT FACILITY

PERSONAL AND CONFIDENTIAL

December 23, 2011

Aquilex Acquisition Holdings, LLC

c/o Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

Attention: Kyle Cruz

Aquilex Holdings LLC

3344 Peachtree Road, Suite 2100

Atlanta, GA 30326

Attention: Chief Financial Officer

Ladies and Gentlemen:

You have advised Royal Bank of Canada (“RBC”) and RBC Capital Markets1 (acting through such of its affiliates or branches as it deems appropriate, together with RBC, “we,” “us” or the “Commitment Parties”) that Aquilex Acquisition Holdings, LLC (the “AcquisitionCo”) intends to acquire substantially all of the ownership interests in Aquilex Holdings LLC (the “Company” and together with the AcquisitionCo, “you”) and all of the Company’s existing subsidiaries (collectively, with the Company and each of the Guarantors (as defined in the Term Sheet), the “Credit Parties”) through the Company’s filing of pre-packaged bankruptcy cases (the “Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) or, in the alternative, implementing an out-of-court restructuring (the “Out-of-Court Restructuring”), and, in either case, you desire to obtain commitments for a $40.0 million first lien revolving credit facility (the “Revolving Credit Facility”) having the terms and conditions set forth in the Summary of Principal Terms and Conditions of the Revolving Credit Facility attached hereto as Exhibit A (the “Term Sheet;” this commitment letter, the Term Sheet and the Funding Conditions attached hereto as Exhibit B, collectively, this “Commitment Letter”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

[1]	RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada and its affiliates.

You have informed us that:

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the Out-of-Court Restructuring will be implemented or the Company will commence the Cases, in either case in accordance with the terms of that certain Restructuring Support Agreement dated as of December 23, 2011 (such restructuring support agreement, together with all exhibits and schedules thereto, in each case, as amended, supplemented or modified from time to time with the consent of the Applicable Parties (as defined below) (to the extent that any such amendment, supplement or modification is materially adverse to the interests of the Applicable Parties as determined in good faith by the Arranger) and otherwise in accordance with the terms thereof, collectively, the “Restructuring Support Agreement”), by and among (a) the Company, (b) certain of the Company’s subsidiaries and affiliates, (c) the holders or investment advisors or managers for the account of the holders of at least two-thirds in principal amount of 11 1/8% Senior Notes due 2016 of the Company (such Notes, the “Senior Notes”, and any holder of Senior Notes, a “Senior Noteholder”), (d) certain Senior Noteholders, as Backstop Parties (as defined below), (e) RBC, in its capacity as administrative agent (in such capacity, the “Existing Agent”) under that certain Amended and Restated Credit Agreement, dated as of April 1, 2010 (as amended through the date hereof, the “Existing Credit Agreement”), (f) the holders of at least two-thirds in principal amount of the loans under the Existing Credit Agreement, by and among the Company, as the borrower, certain of its related entities, as guarantors, the Existing Agent and the lenders party thereto (the “Existing Lenders”), (g) U.S. Bank National Association, in its capacity as administrative agent and collateral agent (in such capacity, the “Existing Second Lien Agent”) under that certain Credit Agreement, dated as of November 15, 2011 (as amended through the date hereof, the “Existing Second Lien Credit Agreement”), by and among the Company, as the borrower, the Existing Second Lien Agent and the lenders party thereto (the “Existing Second Lien Lenders”), (h) the holders of at least two-thirds in principal amount of the loans under the Second Lien Credit Agreement, (i) Aquilex HoldCo L.P. (“Holdco”), and (j) the Ontario Teachers Pension Plan Board, in its capacity as indirect holder of 98.5% of the equity interests in the Company (as used herein, “Applicable Parties” shall mean the Arranger (as defined below), the Administrative Agent (as defined below) and the Required Lenders (as defined in Exhibit A));

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pursuant to the Restructuring Support Agreement, the Credit Parties and the other parties thereto have agreed to various undertakings set forth therein to effectuate and/or support (a) the amendment and restatement of the Existing Credit Agreement and the Out-of-Court Restructuring through the Exchange Offer (as defined in the Restructuring Support Agreement) or (b) to the extent the Exchange Offer is not consummated, the confirmation and consummation of a pre-packaged plan of reorganization constituting the “Plan” as defined in the Restructuring Support Agreement as in effect on the date hereof (as such Plan may be amended, supplemented or otherwise modified from time to time with the consent of the Applicable Parties (to the extent that any such amendment, supplement or modification is materially adverse to the interests of the

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Applicable Parties as determined in good faith by the Arranger) and otherwise in accordance with the terms of the Restructuring Support Agreement, together with all exhibits, schedules, annexes, supplements and other attachments thereto that are consistent with the terms of the Plan (as defined in the Restructuring Support Agreement as in effect on the date hereof) or do not materially and adversely affect the rights and interests of any or all of the Arranger, the Administrative Agent, the Lenders, the Existing Agent, the Existing Lenders, and if the Cases have been commenced, the DIP Agent, the DIP Arranger and the DIP Lenders (collectively, the “Secured Lender Parties”), each as determined in good faith by the Arranger, the “Pre-Packaged Plan of Reorganization”) (as used herein, the “Restructuring” shall mean (a) or (b));

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pursuant to the Restructuring Support Agreement, in the event that the Cases are commenced, the parties thereto consented to the provision of a debtor-in-possession credit facility (including a roll-up of $55.0 million in principal amount of the loans outstanding under the Existing Credit Agreement (the “Existing Credit Obligations”) on the terms and conditions set forth in that certain DIP Facilities Commitment Letter, dated of even date herewith among Royal Bank of Canada, RBC Capital Markets, Credit Suisse AG, Morgan Stanley Senior Funding, Inc. and Aquilex Holdings LLC (the “DIP Commitment Letter”) and pursuant to the Interim Order and Final Order (each, as defined in the DIP Commitment Letter);

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the Pre-Packaged Plan of Reorganization and Out-of-Court Restructuring each provides for, among other things, (a) at the option of each Senior Noteholder, on account of the Senior Notes and subject to certain limitations and conditions set forth in the Restructuring Support Agreement, each Senior Noteholder receiving either (i) (x) a pro rata share of a certain percentage of the common equity of the reorganized Company plus (y) the right to participate in an equity rights offering in the amount of not less than $80 million or $85 million as provided in the Restructuring Support Agreement (the “Rights Offering”) to be made available to the Senior Noteholders and to be backstopped by Centerbridge Advisors II, LLC, Redwood Capital Management, LLC, GSO Capital Partners, LP and Platinum Equity Advisors, LLC (and any of their affiliates and managed funds or accounts, together, the “Backstop Parties”), or (ii) a cash payment, (b) the option to convert into convertible preferred equity of the reorganized Company, the loans and other obligations outstanding under the Existing Second Lien Credit Agreement, (c) a $65.0 million paydown of the Existing Credit Obligations (less in the event the Cases are commenced, the amount of the Loans under the Existing Credit Agreement that are rolled-up into the debtor-in-possession financing) from a corresponding portion of the proceeds of the Rights Offering, and an amendment and restatement or replacement of the Existing Credit Agreement to govern the terms of the remaining Existing Credit Obligations, and (d) the Revolving Credit Facility; and

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the proceeds of the Revolving Credit Facility are expected to be used to fund the working capital needs and general corporate purposes of the Credit Parties following consummation of the Pre-Packaged Plan of Reorganization or Out-of-Court Restructuring, as applicable.

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1. Commitments; Titles and Roles.

(a) RBC is pleased to confirm by this Commitment Letter its commitment to you and hereby commits (the “Commitment”) to provide or cause one or more of its affiliates to provide $15.0 million of the aggregate principal amount of the Revolving Credit Facility, and hereby commits to use its commercially reasonable efforts to syndicate the balance of the Revolving Credit Facility, in each case subject to the terms and conditions set forth herein.

(b) It is agreed that RBC Capital Markets will act as lead arranger and lead bookrunner for the Revolving Credit Facility (collectively, the “Arranger”), and (ii) RBC will act as sole administrative agent and sole collateral agent (in such capacity, the “Administrative Agent”) for the Revolving Credit Facility. You further agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in connection with the Revolving Credit Facility unless you and we shall so agree.

(c) Our agreements and commitments described herein are subject to the following conditions precedent:

(i) there not having occurred or become known to the Arranger any event, development or circumstance since the date of the Company’s most recently filed 10-Q report filed with the Securities and Exchange Commission, that has caused or would reasonably be expected to cause a material adverse change in or affecting the business, financial condition, results of operations, assets, liabilities or value of the Company and its subsidiaries, taken as a whole (other than (A) those events typically resulting from the filing of the Cases (if the Cases are so filed), (B) if applicable, those circumstances and events arising from the announcement of the filing of the Cases or the implementation of the Out-of-Court Restructuring or the announcement thereof, (C) those circumstances and events occurring on or after September 1, 2011 relating to the restructuring of the Company’s debt obligations, or (D) those circumstances and events constituting the “Specified Defaults” as defined in each of (x) that certain Forbearance Agreement, dated October 13, 2011 (as amended on November 15, 2011), by and among the Borrower, the Credit Parties, the Existing Agent and the Existing Lenders and (y) that certain Forbearance Agreement, dated as of November 15, 2011, by and among the Borrower, the Credit Parties, and each of the beneficial owners and/or investment advisors or managers of discretionary accounts for the holders or beneficial owners of the Senior Notes named therein);

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(ii) the Arranger having received commitments, in form and substance acceptable to the Arranger in its sole discretion, from one or more financial institutions acceptable to the Arranger its sole discretion, for at least $25.0 of the Revolving Credit Facility (the commitments of such financial institutions and RBC hereunder shall be several and not joint);

(iii) each of the Restructuring Support Agreement, the Backstop Agreement (as defined in the Restructuring Support Agreement), if applicable, the Interim Order or Final Order, and, if applicable, the DIP Credit Documents (as defined in the Interim Order or Final Order, as applicable) shall be in full force and effect at all times prior to the effectiveness of the Pre-Packaged Plan of Reorganization or consummation of the Out-of-Court Restructuring;

(iv) each Credit Party, as reorganized debtors, having executed and delivered definitive financing documentation with respect to the Revolving Credit Facility (the “Credit Documentation”), reasonably satisfactory to the Administrative Agent, the Arranger and their counsel, which shall contain the terms and conditions set forth in the Term Sheet; and

(v) the other conditions set forth in the Term Sheet and in the Funding Conditions attached hereto as Exhibit B.

2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by us, you jointly and severally agree to pay (or cause to be paid) the fees and expenses set forth in the Term Sheet and in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

3. Indemnification.

(a) You hereby jointly and severally agree to indemnify and hold harmless the Arranger, the Commitment Parties, the other Lenders and each of their respective affiliates and all of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Revolving Credit Facility, the use of the proceeds therefrom and the filing of the cases (if applicable) (the “Transactions”), any of the other transactions contemplated by this Commitment Letter or the Fee Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and which may be brought by you or any of the other Guarantors or any of their respective affiliates or any other party, and to reimburse each Indemnified Person promptly upon demand for all documented out-of-pocket legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will

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be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnified Person provided, further, however, that any legal fees shall be limited to the reasonable and documented fees and out-of-pocket expenses of one firm of attorneys for all Indemnified Parties taken as a whole (plus any additional local attorneys as may be reasonably necessary) and, in the case of different defenses or an actual or perceived conflict of interest in which an Indemnified Party affected by such different defense or such conflict retains its own counsel, of another firm of counsel for each such Indemnified Party. In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Revolving Credit Facility contemplated hereby or otherwise in connection with the Revolving Credit Facility. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons, except to the extent that it is found by a court of competent jurisdiction that such damages resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person.

(b) You further agree that, without the prior written consent of the Commitment Parties, neither you nor any of your subsidiaries or affiliates will enter into any settlement of a lawsuit, investigation, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, investigation, claim or other proceeding of all Indemnified Persons.

4. Expiration of Commitment. The Commitment will expire at 5:00 p.m., New York City time, on December 23, 2011 unless on or prior to such time you have executed and returned to the Commitment Parties a copy of this Commitment Letter and the Fee Letter. If you do so execute and deliver to the Commitment Parties this Commitment Letter and the Fee Letter, the Commitment Parties agree to hold the Commitment available for you until 5:00 p.m., New York City time, on February 15, 2012; provided, however, that if the Cases are commenced, the Commitment Parties hereby agree to hold the Commitment available for you until 5:00 p.m., New York City time, on May 15, 2012 (the earlier to occur of such dates is the “Expiration Date”). The Commitment will terminate on the Closing Date, and you agree to rely exclusively on your rights and the commitments set forth in the Credit Documentation in respect of all loans and extensions of credit to be made on or after the Closing Date.

5. Confidentiality.

(a) Please note that this Commitment Letter, the Fee Letter and any communications provided by the Commitment Parties or any of their affiliates in connection with the transactions contemplated hereby are exclusively for the information of your Board of Directors and senior management and employees and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (to the extent permitted by applicable law), pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court

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of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to your and the Sponsor’s (as defined in the Existing Credit Agreement) officers, directors, agents and other advisors who are directly involved in the consideration of the Revolving Credit Facility and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter, (a) to the office of the U.S. Trustee, to any ad-hoc or statutorily appointed committee of unsecured creditors, and to their respective representatives and professional advisors on a confidential and “need to know” basis, and (b) as part of the Pre-Packaged Plan of Reorganization or Out-of-Court Restructuring (including to the Senior Noteholders who are subject to a confidentiality undertaking, the Backstop Parties, the agent and the lenders under the Existing Second Lien Credit Agreement, and each of their respective representatives and professional advisors), or to the extent required in motions in the cases or in disclosures as part of the Exchange Offer, in form and substance reasonably satisfactory to the Arranger in its reasonable discretion.

(b) You acknowledge that RBC and its affiliates (the term “RBC,” when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. RBC will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by RBC of services for other companies, and RBC will not furnish any such information to other companies. You also acknowledge that RBC has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

6. Assignment and Syndication.

(a) The parties hereto agree that the Commitment Parties will have the right to and intend to syndicate the Revolving Credit Facility and the Commitment to one or more groups of financial institutions or other investors, identified by us after consultation with you. The Arranger will have the right to manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided, provided that AcquisitionCo shall have the right to consent to each institution providing a commitment with respect to the Revolving Credit Facility. You agree to assist in such syndication process, including, without limitation: (i) ensuring that the syndication efforts benefit reasonably from your existing lending relationships; (ii) arranging for direct contact between your senior management and other representatives and advisors and the proposed Lenders upon reasonable prior notice and at reasonable times; (iii) assisting in the preparation of the Marketing Materials referred to in Section 6(b) below; (iv) if reasonably requested by the Arranger, hosting, with the Arranger, one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, consulting with the Arranger with respect to the presentations to be made at any such meeting, and making available your appropriate officers, representatives and advisors to rehearse such presentations prior to such meetings, as reasonably

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requested by the Arranger with reasonably prior notice and at reasonable times; and (v) taking commercially reasonable efforts to obtaining a public corporate family rating for the Borrower and public ratings for the Revolving Credit Facility from Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating for the Borrower and public ratings for the Revolving Credit Facility from Standard & Poor’s Ratings Group (“S&P”), (collectively, the “Ratings”); provided that such efforts shall not be required to be made until 60 days after the Closing Date.

(b) To assist the Arranger in its syndication efforts, you agree promptly, following notice from the Arranger, to prepare and provide to the Arranger (i) one or more information packages regarding the business, operations, financial projections and prospects of the Company (collectively, the “Marketing Materials”) including, without limitation, projections and any other cash flow forecast reasonably requested by the Arranger and all information relating to the transactions contemplated hereunder and deemed reasonably necessary by RBC to complete the syndication of the Revolving Credit Facility, and (ii) a version of the Marketing Materials (the “Public Information Materials”) that does not contain projections or other material non-public information concerning the Company, its affiliates or their securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). You hereby represent and covenant that (i) all information included in the Marketing Materials (other than the Cash Flow Forecast and the Budget (the “Projections”)) or otherwise that has been or will be made available to the Arranger by you or any of your representatives in connection with the Revolving Credit Facility is or will be, when furnished and as of the date when furnished (taken as a whole), complete and correct in all material respects and does not or will not, when furnished (taken as a whole) and as of the date when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the times furnished to the Arranger and the Lenders (it being understood and agreed by us that Projections are subject to significant uncertainties and contingencies and that the Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). You understand that in arranging and syndicating the Revolving Credit Facility and the Commitment we may use and rely on the Marketing Materials without independent verification thereof and that you will promptly notify us of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections. You further agree to assist in updating the Marketing Materials as necessary during the syndication process so as to cause the foregoing representation to continue to be true and correct.

(c) Before distribution of any Marketing Materials (i) to prospective Lenders that do not wish to receive Material Non-Public Information concerning the Company and its affiliates or their respective securities (such Lenders, “Public Lenders;” all other Lenders, “Private Lenders”), you agree to provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (ii) to prospective Private Lenders, you agree to provide us with a customary letter

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authorizing the dissemination of the Marketing Materials. In addition, at our request, you will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” You agree that the Arranger on your behalf may distribute the following documents to all prospective Lenders, unless either of you advise the Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Private Lenders: (A) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the terms of the Revolving Credit Facility, and (C) other materials intended for prospective Lenders after the initial distribution of the Marketing Materials, including drafts and final versions of Credit Documentation. If either of you advise the Arranger that any of the foregoing documents should be distributed only to Private Lenders, then the Arranger will not distribute such documents to Public Lenders without further discussions with you.

(d) To ensure an orderly and effective syndication of the Revolving Credit Facility and the Commitment, you agree that, from the date hereof until the later of the Closing Date and the completion of syndication as determined by the Arranger (but not later than a date that is 20 days after the Closing Date), you will not, and will not permit the Company or any of your respective affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility (including any debtor-in-possession facility), or debt or preferred equity security of you, the Company or any of your or its respective subsidiaries, including any renewals or refinancings of any existing debt facility, without the prior written consent of the Arranger (other than the syndication of the Revolving Credit Facility and the replacement or restatement of the Existing Credit Obligations, the debtor- in- possession financing contemplated by DIP Commitment Letter (the “DIP Facility”) and the Rights Offering and any debt refinanced in the ordinary course not in excess of $2 million).

7. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Sections 6 and 8 hereof will survive the expiration or termination of the Commitment or this Commitment Letter (including any extensions) and the execution and delivery of the Credit Documentation, provided, however, that your obligations under this Commitment Letter with respect to indemnification shall be superseded by the provisions of the Credit Documentation upon the execution and delivery thereof.

8. Choice of Law; Jurisdiction; Waivers.

(a) This Commitment Letter and the rights and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles that would result in the application of any laws other than the laws of the State of New York. You agree for yourself and your affiliates that any suit or proceeding arising in respect to this Commitment Letter or RBC’s commitments or agreements hereunder or the Fee Letter will be tried in any Federal court of the United States of America sitting in the Borough of Manhattan, or during the pendency of the Cases, in the Bankruptcy Court or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and you agree to submit to the exclusive jurisdiction of, and to venue in, such court. The parties hereto hereby waive any

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objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b) No Lender will be liable in any respect for any of the obligations or liabilities of any other Lender under this Commitment Letter or arising from or relating to the transactions contemplated hereby.

9. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., “.pdf” or “.tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto.

(b) You may not assign any of your rights, or be relieved of or assign any of your obligations hereunder without the prior written consent of the Arranger (and any purported assignment without such consent will be null and void). In connection with any syndication of all or a portion of the Commitment, the rights and obligations of the Commitment Parties hereunder may be assigned, in whole or in part, as provided in Section 6 above; provided that no such assignment shall relieve any Commitment Party of its obligations to make the Commitments effective on the Closing Date with respect to the portion of the Commitment so assigned to the extent such assignee fails to become a Lender under the Revolving Credit Facility on the Closing Date (and, if applicable, fund any loans thereunder on the Closing Date).

(c) This Commitment Letter, including the attached Exhibits and Schedules, and the Fee Letter set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Commitment Parties hereunder. This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Commitment Parties and you relating to any financing or the transactions contemplated hereby. This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letter.

(d) This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e) You acknowledge that the Commitment Parties may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities

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or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of such Commitment Party or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention. In addition, you acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions and that each Commitment Party is acting as principal and in its own best interests. You are relying on your own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in your best interests. You agree that each Commitment Party will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between any Commitment Party on the one hand and you, or your stockholders or affiliates on the other hand.

(f) You agree that each Commitment Party has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to you and the Borrower; provided that we will submit a copy of any such advertisements to you for your approval, which approval will not be unreasonably withheld.

(g) Each Commitment Party hereby notifies you and the other Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies you and the other Guarantors, which information includes the names and addresses of you, the Company and the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify you and the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Leslie P. Vowell
Name: Leslie P. Vowell
Title: Attorney-in-Fact

Accepted and agreed to as of the

date first above written:

AQUILEX ACQUISITION HOLDINGS, LLC

By:	/s/ Jeff Gelfand
Name: Jeff Gelfand
Title: Senior Managing Director

By: CCP II DEBT ACQUISITON, L.P., its member

Revolving Commitment Letter

AQUILEX HOLDINGS LLC

By: AQUILEX ACQUISITION SUB III, LLC, its sole member

By: AQUILEX HOLDCO, L.P., its sole member

By: AQUILEX HOLDCO GP LLC, its general partner

By: ONTARIO TEACHERS’ PENSION PLAN BOARD, its sole member

By:	/s/ Darren Smart
Name: Darren Smart
Title: Portfolio Manager

Revolving Commitment Letter

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF EXIT REVOLVING CREDIT FACILITY

Set forth below is a summary of the key terms of the Revolving Credit Facility and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms of Revolving Credit Facility is attached and of which it forms a part.

1. Parties

Borrower	Aquilex Holdings LLC or another directly or indirectly wholly-owned subsidiary thereof designated by AcquisitionCo and acceptable to the Administrative Agent and the Lenders on or before the Closing Date (the “Borrower”).

Guarantors	The entity that is the direct parent of the Borrower to the extent such entity survives the closing (the “Parent”) and each of the Borrower’s existing and subsequently acquired or formed direct and indirect domestic (and, to the extent no material adverse tax consequences to the Borrower would result therefrom, foreign) subsidiaries (the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger and Lead Bookrunner	RBC Capital Markets[2] (in such capacity, the “Arranger”).

Administrative Agent and Collateral Agent	Royal Bank of Canada (in such capacities, the “Administrative Agent” and together with any collateral, syndication or documentation agent, the “Agents”).

Lenders	A syndicate of banks, financial institutions and other entities (collectively, the “Lenders”) to be selected by the Arranger with the consent of AcquisitionCo.

2. Revolving Credit Facility

Revolving Credit Facility	Approximately four-year senior secured revolving credit facility (the “Revolving Credit Facility” in an

[2]	RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada.

aggregate principal amount equal to $40.0 million (the loans thereunder, the “Revolving Credit Loans”).

Availability	The Revolving Credit Facility will be available on a revolving basis during the period commencing on the Closing Date and ending on the Maturity Date.

Letters of Credit

A portion of the Revolving Credit Facility not in excess of $20.0 million will be available for the issuance of letters of credit (the “Letters of Credit”) by Royal Bank of Canada (in such capacity, an “Issuing Lender”). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Lender otherwise agrees, and (ii) five business days prior to the Maturity Date. Letters of Credit issued by RBC outstanding under the Existing Credit Agreement or, if applicable, any debtor-in-financing, shall be deemed issued under the Revolving Credit Facility effective on the Closing Date.

Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the next business day (with such day being determined from the business day on which the Borrower is given notice of any drawing prior to 3:00 p.m. New York City time). Each Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

Maturity Date	April 1, 2016 (the “Maturity Date”).

Clean Up Period

Liquidity (as defined below) must exceed $25.0 million for thirty consecutive days during each calendar year.

“Liquidity” shall mean the sum of unrestricted cash plus availability under the Revolving Credit Facility, less (i) “stretched payables” (the definition of which is to be agreed), (ii) proceeds from asset sales which have not yet been reinvested and (iii) the excess, if any, of (x) 80% of the CapEx Budget (as defined below) for the then applicable fiscal year to date less (y) actual capital expenditures for such fiscal year to

Revolving Commitment Letter

date (it being understood that cash utilized to satisfy the minimum Liquidity financial covenant set forth below does not constitute restricted cash).

Purpose	The proceeds of the Revolving Credit Loans will be used for working capital and general corporate purposes of the Borrower and its subsidiaries (including, without limitation, to make the first amortization payment on the Second Lien Term Loans). The Revolving Credit Loans also may be drawn on the Closing Date to pay cash interest previously capitalized and required to be paid to the Existing Lenders on such date, provided that such draw shall not exceed $1.3 million.

3. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions	Loans may be prepaid, without premium or penalty (other than customary breakage costs), in minimum amounts to be agreed upon. The unutilized portion of the total commitments under the Revolving Credit Facility may be reduced or terminated by the Borrower without penalty in minimum amounts to be agreed upon.

Mandatory Prepayments and Commitment Reductions	The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized or replaced to the extent such extensions of credit exceed the commitments in respect of the Revolving Credit Facility.

4. Collateral	The obligations of each Credit Party in respect of the Revolving Credit Facility will be secured by a perfected first priority security interest (subject, with respect to priority only, to permitted liens) in substantially all of its tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits, deposit and securities accounts, and all of the capital stock of the Borrower and each of its direct and indirect domestic and first tier foreign subsidiaries; provided that, with respect to any foreign subsidiaries, if such security interest will cause material adverse tax consequences, then the Lenders will be secured by a perfected first priority security interest in 65% of the

Revolving Commitment Letter

voting stock and 100% of the non-voting stock of such subsidiaries). All such security interests will be perfected on the Closing Date except as otherwise expressly agreed by the Arranger.

The Administrative Agent will enter into an Intercreditor Agreement on customary terms for a Revolving Credit Facility of this type with the Collateral Agent for the Second Lien Term Loans (as defined on Exhibit B).

5. Certain Conditions

Initial Conditions	The availability of the Revolving Credit Facility on the Closing Date is subject to the conditions set forth on Exhibit B to the Commitment Letter and the conditions to each extension of credit set forth below.

Conditions to each extension of credit	The making of each extension of credit will be conditioned upon (i) the accuracy of all representations and warranties in the Credit Documentation and (ii) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit.

6. Certain Documentation Matters	The definitive documentation with respect to the Revolving Credit Facility (the “Credit Documentation”) will contain representations, warranties, covenants and events of default customary for financings of this type in light of market conditions for this type of credit on the Closing Date and other terms deemed appropriate by the Arranger for this transaction in particular, consistent with the items set forth in this Term Sheet, including:

Representations and Warranties	Corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law, material agreements or charter documents; financial statements; absence of material adverse change; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; licenses; permits; consents; franchises and

Revolving Commitment Letter

regulatory approvals; subsidiaries; environmental matters; solvency; labor matters; insurance; accuracy of disclosure; creation, perfection and priority of security interests; use of proceeds; Patriot Act and similar money laundering or anti terrorism laws and real estate (in each case, subject to materiality thresholds and exceptions to be agreed).

Affirmative Covenants	Delivery of quarterly and annual financial statements, as well as reports, accountants’ letters, projections, annual capital expenditure budgets (such budget as may be modified by the Borrower as reasonably agreed to by the Administrative Agent, “CapEx Budget”) (at least 30 days prior to the start of each fiscal year), officers’ certificates and other information requested by the Administrative Agent or the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; commercially reasonable efforts to maintain ratings (but not a minimum rating and provided that no ratings shall be required until 60 days after the Closing Date); right of the Administrative Agent and the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; security interests in after-acquired property; further assurances.

Financial Covenants	Financial covenants consisting of minimum Liquidity of $7.5 million at any time subject to a three Business Day grace period, minimum fixed charge coverage ratio (to be defined as EBITDA divided by the sum of capex plus interest, principal and fees on debt plus fees on letters of credit) and maximum total net senior secured leverage ratio (to be defined as senior funded debt less unrestricted cash at the Credit Parties divided by EBITDA), in each case with a cushion in EBITDA above the EBITDA levels set forth in the agreed model delivered to the Arranger on December 9, 2011 and attached hereto as Exhibit C, such cushions to be equal to 30% in 2012, 25% in 2013 and 20% in 2014 and thereafter. The definition of EBITDA shall have the meaning agreed in the Credit Documentation, but

Revolving Commitment Letter

in any event shall include customary add-backs for one-time charges including severance and restructuring costs.

Negative Covenants	Limitations on: liens; investments; indebtedness (including preferred stock) (provided that, (i) after the one year anniversary of the Closing Date, subordinated unsecured indebtedness shall be permitted subject to customary conditions (including customary subordination terms and no default or event of default pro forma for such incurrence) and provided that the consolidated net leverage (pro forma for such incurrence) shall not exceed 3.50 to 1.00 and (ii) the Borrower may assume debt acquired in connection with an acquisition (but not incurred in contemplation thereof) provided that pro forma for such acquisition and assumption, (a) no default or event of default exists and (b) the Borrower’s interest coverage ratio for the trailing twelve-month period exceeds 2.0 to 1.0); mergers and acquisitions, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock (with certain ordinary course exceptions to be agreed); capital expenditures (requiring that the Borrower spend at least 80% of the CapEx Budget per year); optional payments and modifications of subordinated and other debt instruments; amendments to governing documents; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; restrictions on subsidiary distributions; changes in lines of business; and changes in the passive holding company status of the Parent and any other holdco guarantor (subject, in each case, to thresholds, exceptions and qualifications to be agreed upon).

Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon or as expressly set forth herein); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or

Revolving Commitment Letter

security interest; and a change of control (the definition of which is to be agreed). Events of Default arising under the Minimum Liquidity Covenant may be cured by an equity contribution made to the Borrower within 10 business days of such Event of Default.

Voting	Amendments and waivers will require the approval of Lenders holding not less than a majority of the aggregate amount of the, Revolving Credit Loans and participations in Letters of Credit and unused commitments under the Revolving Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will be required with respect to (i) reductions in the amount or extensions of the final maturity of any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to any of the voting percentages; (ii) releases of (A) all or substantially all of the collateral or (B) any of the Guarantors other than in accordance with the provisions of the Credit Documentation, (iii) modifications to the pro rata provisions of the Credit Documentation and (iv) modifications to the assignment and participation provisions of the Credit Documentation which further restrict assignments thereunder.

The Credit Documentation shall contain (a) customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and any “increased cost” Lenders and (b) customary provisions relating to “defaulting” Lenders (including provisions relating to the reallocation of letter of credit exposure (up to the available and unused commitments), providing cash collateral to support letters of credit, the suspension of voting rights, rights to receive fees and interest, and termination or assignment of commitments or Loans of such Lenders).

Revolving Commitment Letter

Assignments and Participations	Lenders will be permitted to make assignments in a minimum amount of $5.0 million (unless such assignment is of a Lender’s entire interest) to banks, financial institutions or other entities acceptable to the Administrative Agent (not to be unreasonably withheld, conditioned or delayed and provided that no such acceptance shall be required in connection with assignments to the Agents or to other Lenders (or to affiliates or approved funds of the Agents or Lenders) and so long as no event of default has occurred and is continuing, the Borrower, which acceptance of the Borrower may not be unreasonably withheld or delayed; provided, however, that the acceptance of the Borrower will not be required in connection with assignments to the Agents or to other Lenders (or to affiliates or approved funds of the Agents or Lenders), and provided, further, however, that such bank, financial institution or other entity will be deemed acceptable to the Borrower if the Borrower does not otherwise reject such bank, financial institution or other entity within 5 business days of the date on which acceptance is requested. In addition, any assignment of commitments under the Revolving Credit Facility is subject to the consent, not to be unreasonably withheld, of the Issuing Lender.

Yield Protection	The Credit Documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for actual “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification	The Borrower will pay (i) all reasonable, documented out-of-pocket expenses of the Agents and the Arranger associated with the syndication of the Revolving Credit Facility and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one firm of

Revolving Commitment Letter

attorneys (plus any additional local attorneys as may be reasonably necessary) and the documented charges of IntraLinks) and (ii) all reasonable, documented out-of-pocket expenses of the Administrative Agent, the Agents and the Lenders in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding commenced after the Closing Date.

The Administrative Agent, the other Agents, the Arranger and the Lenders (and their affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense, including the reasonable and documented fees, disbursements and other charges of counsel incurred, in respect of the Revolving Credit Facility, the use or the proposed use of proceeds thereof or the Restructuring Transactions (as defined in Exhibit A) (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party as determined by a final, non-appealable judgment of a court of competent jurisdiction).

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent and the Arranger	Latham & Watkins LLP.

Revolving Commitment Letter

Annex A-I

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus 6.25% (“Base Rate Loans”); or

(ii) the LIBOR Rate plus 7.25% (“LIBOR Loans”);

“Base Rate” means the higher of (i) the rate of interest per annum announced by RBC from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day (the “Prime Rate”) and (ii) the federal funds effective rate as in effect from time to time plus 0.50%. In no event shall the Base Rate be less than the sum of the one-month LIBOR Rate plus 1.00%.

“LIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three, six or, if available to all Lenders, nine or twelve months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page.

No new LIBOR interest period may be selected when any event of default is continuing.

Interest Payment Dates	For Base Rate Loans, quarterly in arrears.

For LIBOR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Upfront Closing Fee	The Borrower will pay on the Closing Date a closing fee to each Lender (other than a defaulting Lender) party to the Credit Documentation as a Lender under the Credit Facilities on the Closing Date, as fee compensation for the availability of such Lender’s commitments under the Revolving Credit Facility, an amount equal to 2.00% of the aggregate amount of such Lender’s commitments thereunder such fee to be payable on the Closing Date.

Commitment Fees	The Borrower will pay a commitment fee calculated in respect of any undrawn portion of the Revolving Credit Facility (except any undrawn amounts not eligible to be borrowed as a result of Letters of Credit outstanding) from the Closing Date of 1.00% per annum and will be paid quarterly in arrears.

Letter of Credit Fees	The Borrower will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are LIBOR Loans on the face amount of each Letter of Credit. Such commission will be shared ratably among the Lenders participating in the Revolving Credit Facility and will be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee equal to the greater of (i) $500 and (ii) 0.25 % per annum on the maximum amount available to be drawn under the applicable Letter of Credit will be payable quarterly in arrears to such Issuing Lender for its own account. In addition, certain customary fees will be payable to each Issuing Lender for its own account.

Default Rate	After the occurrence and during the continuance of an Event of Default interest on all outstanding amounts will bear interest at a rate equal to 2.00% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis	All per annum rates will be calculated on the basis of a year of 360 days (or 365 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

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EXHIBIT B TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The availability of the Revolving Credit Facility is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)	Restructuring Transactions.

(i)	AcquisitionCo or the Borrower shall have received the gross cash proceeds of the Rights Offering in an aggregate amount as required by subclause (iv) below, and, if received by AcquisitionCo, AcquisitionCo shall have contributed the same (less any expenses to be paid by AcquisitionCo in connection with the Restructuring) to the Borrower as cash common equity or as preferred equity on the terms set forth in the Restructuring Support Agreement or otherwise reasonably acceptable to the Arranger and the Required Lenders.

(ii)

The Restructuring shall have been consummated either (i) substantially upon the Exchange Offer having been consummated (or shall be consummated substantially contemporaneously with the occurrence of the Closing Date) in accordance with the terms of the Restructuring Support Agreement, or (ii) if the Cases shall have been commenced, then substantially upon the effective date of the Borrower’s Pre-Packaged Plan of Reorganization (which shall occur substantially contemporaneously with the occurrence of the Closing Date). The Borrower’s Pre-Packaged Plan of Reorganization and related Disclosure Statement and other solicitation materials, the Confirmation Order (as defined below) and all documents to be executed and/or delivered in connection with implementation of the Pre-Packaged Plan of Reorganization or the consummation thereof (collectively, the “Plan Documents”) shall be in form and substance consistent with this Commitment Letter and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Arranger, and no provision of any Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is materially adverse to the rights and interest of any or all of the Secured Lender Parties, each as determined in good faith by the Arranger. The Bankruptcy Court shall have entered a final and non-appealable (unless the Arranger consents to permit the Closing Date to occur notwithstanding the appeal period shall have not lapsed) order (the “Confirmation Order”) confirming the Pre-Packaged Plan of Reorganization and approving the Pre-Packaged Plan of Reorganization-related solicitation procedures, and the Confirmation Order shall approve the funding under the Revolving Credit Facility and all other transactions contemplated by the Revolving Credit Facility, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of any or all of the Secured Lender Parties, without the consent of the Arranger (each as determined in good faith by the Arranger). All conditions precedent to the effectiveness of the Pre-Packaged Plan of Reorganization (other than (I) the occurrence of the Closing Date of the Revolving Credit Facility and any other conditions that are to be satisfied simultaneously with the occurrence of the Closing Date and (II) any other conditions precedent that are waived in accordance with the terms of the Pre-Packaged Plan of Reorganization and do not materially adversely affect the rights and interest of any or all of the Arranger, the Administrative Agent, the Lenders, the DIP Agent, the DIP Arranger, the DIP Lenders, the Existing Agent and the Existing Lenders, without the consent of the Arranger (each as determined in good faith by the Arranger), shall have been satisfied, and the Pre-Packaged Plan of Reorganization shall have, or contemporaneously with the funding of the Revolving Credit Facility the Pre-Packaged Plan of Reorganization shall, become effective, and all transactions contemplated by the Pre-Packaged Plan of Reorganization to be consummated on the effective date thereof (other than any transactions that do not materially adversely affect the rights and interest of any or all of the Secured Lender Parties, each as determined in good faith by the Arranger) shall have been substantially consummated.

(iii)	The Restructuring Support Agreement shall remain in full force and effect, and all actions or transactions required to have been taken or consummated on or prior to the Closing Date shall have been taken or consummated (except to the extent waived by the requisite parties), and, to the extent the Cases were commenced, the transactions contemplated by the Pre-Packaged Plan of Reorganization or the Out-of-Court Restructuring, as applicable, to occur on the effective date of the Pre-Packaged Plan of Reorganization or the Out-of-Court Restructuring, as applicable, shall have been consummated on the Closing Date.

(iv)	The gross proceeds of the Rights Offering shall be in an amount equal to (x) in the case of an Out-of-Court Restructuring, not less than $80 million or (y) in the case of a proceeding under the Bankruptcy Code, not less than $85 million, such amounts plus cash on hand to be sufficient to (a) provide for a $65 million pay-down of the loans outstanding under the Existing Credit Agreement, (b) in the event the Cases are consummated, repay the any debtor-in-possession financing in full in cash, and (c) pay all Restructuring Expenses (as defined in the Restructuring Support Agreement) and other distributions under the Pre-Packaged Plan of Reorganization, and all other fees and expenses payable in cash in connection with the Restructuring Transactions, including funding the administration of the Cases. If any cash payments are required to be made to second lien lenders that elect to receive cash on account of the second lien loans outstanding under that certain Second Lien Credit Agreement dated as of November 15, 2011, by and among the Company, as borrower, U.S. Bank National Association, as the Second Lien Agent, each of the guarantors named therein and the lenders party thereto, the gross proceeds of the Rights Offering shall be increased to yield an equivalent amount.

(v)

The Arranger shall be satisfied in its reasonable judgment that (a) concurrently with the consummation of the Restructuring, all pre-existing indebtedness of the Parent, the Borrower and their respective subsidiaries (other than the certain indebtedness to be agreed that will be assumed or retained by the Borrower and Guarantors, including

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Existing Credit Obligations as reduced by the $65.0 million pay-down (the “Second Lien Term Loans”) (less, in the event the Cases are commenced, the amount of loans under the Existing Credit Agreement that are rolled up into any debtor-in-possession financing (which debtor-in-possession financing has been repaid in full)) shall have been satisfied or otherwise discharged, and all liens and security interests related thereto shall have been terminated or released, (b) the respective indebtedness of the Parent, the Borrower and their respective subsidiaries and any liens securing same that are outstanding immediately after the consummation of the Restructuring shall not exceed an amount to be agreed upon prior to the Closing Date, (c) to the extent the Borrower has commenced the Cases, no event of default shall have occurred and be continuing under any debtor in possession credit facilities immediately prior to the Closing Date and (d) there shall not occur as a result of, and after giving effect to, the effectiveness of the Restructuring, an event of default (or any event which with the giving of notice or lapse of time or both will be an event of default) under any of the reorganized Parent’s, Borrower’s or their respective subsidiaries’ debt instruments and other material agreements (including the Credit Documentation).

The transactions described above are collectively referred to herein as the “Restructuring Transactions.”

(b)	Commitment and Fee Letters. You shall have complied with all of your obligations under and agreements in the Commitment Letter and the Fee Letter (including the payment of all fees and out of pocket expenses required to be paid on the Closing Date pursuant to the Fee Letter).

(c)	Lien and Judgment Searches. The Arranger shall have received the results of recent lien and judgment searches with respect to the Credit Parties, and such searches shall not reveal any liens or judgments other than liens and judgments permitted by the Credit Documentation or liens and judgments to be discharged substantially concurrently with the closing of the Revolving Credit Facility.

(d)	Customary Closing Conditions: The Commitment Parties shall be reasonably satisfied that each Credit Party has complied with the following customary closing conditions: (i) the delivery of customary legal opinions, corporate records and documents from public officials and officer’s certificates; (ii) delivery of evidence of authority; (iii) execution of the Credit Documentation, which shall be in full force and effect; (iv) satisfactory insurance (together with a customary insurance broker’s letter); (v) solvency of the Borrower and each Guarantor pro forma for the Restrucuturing Transactions and the delivery of a solvency certificate to that effect from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Arranger; and (vi) creation and perfection of liens securing the Revolving Credit Facility (provided that foreign law security documents and real estate security documentation to be agreed may be perfected within a period of time after the Closing Date to be agreed). Each Lender shall have received at least five days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

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